UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2010

VERSAR, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6850 Versar Center Springfield, Virginia	22151
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 750-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by Versar Inc. (the “Company”) on Form 8-K filed on February 17, 2010, the Board of Directors of Versar elected Mr. Anthony L. Otten as Chief Executive Officer, effective immediately.

On July 2, 2010, the Company entered into a Change in Control Severance Agreement (the “Agreement”) with Mr. Otten effective as of May 24, 2010.

Under the Change in Control Severance Agreement, if during the term of the agreement and after a Change in Control (as defined) has occurred, Mr. Otten is terminated by the Company without Cause, other than as a result of disability or death, or he resigns for Good Reason (in each case as defined in the change in control severance agreement), Mr. Otten would be entitled to the severance benefits, subject to his continued compliance with covenants under the Agreement.

The severance benefits include a lump sum payment equal to (i) two times Mr. Otten’s annual base salary, or, if higher, the annual base salary in effect immediately before the Change in Control, Potential Change in Control or Good Reason event, and (ii) two times the higher of the amount paid to Mr. Otten under any existing bonus or incentive plan in the prior calendar year or in the calendar year preceding the year in which the Change in Control occurred. If severance is triggered, Mr. Otten will also receive a cash lump sum equal to unpaid incentive compensation that has been allocated or awarded under any existing bonus or incentive plans for measuring periods completed before severance benefits become payable. All unvested options to purchase common stock will immediately vest and remain exercisable for the longest period permitted under the applicable plan. All unvested stock awards will also immediately vest. Further, Mr. Otten is entitled to continue group health and dental insurance coverage for a period of 18 months, continued life, disability and accident benefits for a period of 24 calendar months and a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers. Finally, the Company provides certain medical benefits to retired CEOs and Vice Presidents. If a retired CEO or Vice President becomes entitled to severance benefits under a Change in Control Severance Agreement, they will be deemed to have retired for purposes of this benefit and will receive continued medical benefits. The agreements provide that benefits will be reduced to the extent necessary to avoid excise taxes under Section 280(g) of the Internal Revenue Code and payments may be delayed in order to ensure deductibility under Section 162(m) of the Internal Revenue Code.

Severance benefits will also be triggered if, after a Potential Change in Control (as defined in the agreement), but before an actual Change in Control, Mr. Otten’s employment is terminated without Cause or he resigns for Good Reason (both as defined in the agreement), if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a Change in Control or the event constituting Good Reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement.

A copy of the Change in Control Severance Agreement between the Company and Mr. Otten is filed with this Report as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Change in Control Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Change in Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 8, 2008	VERSAR, INC.

	By:	/s/ James C. Dobbs

James C. Dobbs
Senior Vice President and General Counsel

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